                                                                    EXHIBIT 12-1


              MICHIGAN CONSOLIDATED GAS COMPANY AND SUBSIDIARIES
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (THOUSANDS OF DOLLARS)



                                                     Twelve Months Ended  Twelve Months Ended  Twelve Months Ended
                                                     -------------------  -------------------  -------------------
                                                           June 30, 1997   December 31, 1996    December 31, 1995
                                                     -------------------  -------------------  -------------------

EARNINGS AS DEFINED (1)
Net Income  ..................................             $109,406              $122,239             $112,727
Fixed charges  ...............................               57,100                53,831               45,637
                                                           --------              --------             --------
 Earnings as defined  ........................             $166,506              $176,070             $158,364
                                                           ========              ========             ========

FIXED CHARGES AS DEFINED (1)
Interest on long-term debt  ..................             $ 45,546              $ 43,163              $35,820
Interest on other borrowed funds  ............                8,986                 8,012                7,053
Amortization of debt discounts, premium
 and expense  ................................                1,085                 1,081                  996
Interest implicit in rentals (2)  ............                1,483                 1,575                1,768
                                                           --------              --------             --------
 Fixed charges as defined  ...................             $ 57,100              $ 53,831             $ 45,637
                                                           ========              ========             ========

Ratio of Earnings to Fixed Charges  ..........                 2.92                  3.27                 3.47
                                                           ========              ========             ========



Notes:
(1)  Earnings and fixed charges are defined and computed in accordance with
     Item 503 of Regulation S-K.
(2) This amount is estimated to be a reasonable approximation of the interest portion of rentals.

MichCon is a guarantor of certain other debt. Fixed charges related to such debt are deemed to be immaterial and therefore have been excluded from the above ratios.